As filed with the Securities and Exchange Commission on June 12, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350842
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

622 Broadway

New York, New York 10012

(646) 536-2842

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Strauss Zelnick

Chief Executive Officer

Take-Two Interactive Software, Inc.

622 Broadway

New York, New York 10012

(646) 536-2842

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please address a copy of all communications to:

Adam M. Turteltaub

Laura L. Delanoy

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock of Take-Two Interactive Software, Inc., par value $.01 per share(3)	—	—	—	—
Debt Securities of Take-Two Interactive Software, Inc.	—	—	—	—
Total(4)	—	—	—	—

(1)	An indeterminate number of or aggregate principal amount of the securities of each identified class is being registered as may at various times be issued at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all of the registration fee. Any registration fees will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).
(3)	In addition to any securities that may be registered hereunder, we are also registering an indeterminate number of shares of common stock as may be issued upon conversion or exercise of the securities issued directly hereunder. No separate consideration will be received for any shares of common stock so issued upon conversion or exercise.
(4)	Any securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

PROSPECTUS

Take-Two Interactive Software, Inc.

Common Stock

Debt Securities

By this prospectus, we may offer and sell from time to time our common stock, par value $.01 per share, and debt securities (which may be convertible into our common stock). We will determine when we sell securities, the amounts and types of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, dealers or agents or directly to purchasers.

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future. We may describe the terms of those securities in a term sheet or other offering materials which will precede the prospectus supplement. The prospectus supplement or term sheet or other offering materials may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement, any free writing prospectus and any term sheet or other offering materials carefully before you invest in our securities.

In each prospectus supplement or related term sheet or other offering materials, if any, we will include the following information:

•	The names of the underwriters, dealers or agents, if any, through which we will sell the securities;

•	The proposed amounts of securities, if any, which the underwriters will purchase;

•	The compensation, if any, of those underwriters, dealers or agents;

•	The major risk factors associated with the securities offered;

•	The initial public offering price of the securities, if there is one;

•	Information about securities exchanges or automated quotation systems on which the securities will be listed or traded; and

•	Any other material information about the offering and sale of the securities.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “TTWO.”

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors ” beginning on page 2 of this prospectus, as well as in the applicable prospectus supplement, any related free writing prospectus and other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities we may be offering or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is June 12, 2013.

Nobody has been authorized to give any information or to make any representations, other than those contained or incorporated in this prospectus or the applicable prospectus supplement. If given or made, that information or those representations may not be relied upon as having been authorized by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated herein by reference are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. We may use it to sell any of the securities, or a combination of the securities, described in this prospectus from time to time in one or more offerings. This prospectus contains only a general description of the types of securities we may offer. Each time we propose to sell securities, we will file with the SEC a prospectus supplement that describes the specific securities that are being offered and the terms on which they are being offered. The prospectus supplement may also update or change information that is in this prospectus. Before purchasing our securities, you should read this prospectus and the prospectus supplement relating to the specific securities, as well as the information described under the heading “Where You Can Find More Information and Information Incorporated by Reference.”

Nobody has been authorized to give any information or to make any representations, other than those contained or incorporated in this prospectus or the applicable prospectus supplement. If given or made, that information or those representations may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to or solicitation of any person in any jurisdiction in which such an offer or solicitation would be unlawful.

Industry and market data

Industry and market data contained or incorporated by reference in this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications or based on our experience in the industry. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys and assumptions are reliable and market definitions are appropriate, neither these surveys and assumptions nor these definitions have been verified by any independent sources and we cannot assure that they are accurate.

Trademarks, trade names and service marks

TAKE-TWO INTERACTIVE and our T2 logo are among our key trademarks. This prospectus contains references to our trademarks, trade names and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including any logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate that we will not assert our rights or the rights of the applicable licensor to these trademarks and trade names.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: our dependence on key management and product development personnel, our dependence on our Grand Theft Auto products and our ability to develop other hit titles for current and next-generation platforms, the timely release and significant market acceptance of our games, the ability to maintain acceptable pricing levels on our games, our ability to raise

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capital if needed and risks associated with international operations. Other important factors and information are discussed under the heading “Risk Factors” beginning on page 2, and are contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, in the section entitled “Risk Factors,” and our other periodic filings with the SEC, which can be accessed at www.sec.gov. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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THE COMPANY

We are a leading developer, publisher and marketer of interactive entertainment for consumers around the globe. We develop and publish products through our two wholly-owned, labels Rockstar Games and 2K. Our products are currently designed for console gaming systems such as Sony’s PlayStation®3, Microsoft’s Xbox 360® and Nintendo’s Wii™ and Wii U; handheld gaming systems such as Nintendo’s DS and Sony’s PlayStation Portable; and personal computers, including smartphones and tablets. We deliver our products through physical retail, digital download, online platforms and cloud streaming services.

As a result of the widening popularity of interactive entertainment, the video game market is expected to continue to grow in coming years. Growth is expected to be driven by continuing increases in the installed base of traditional consoles, along with the growing popularity of games played on emerging platforms such as tablets and smartphones, and online including through social networks. According to the “Global Video Game Market” published by International Development Group (“IDG”) in April 2013, the installed base of console systems and handhelds devices grew to 540.4 million units as of December 2012, an increase of 42.6 million units or 9% from December 2011, and forecasts that the number will increase to an estimated 703.9 million units in calendar 2017. Further, according to IDG, global sales of console, handheld, PC software and digital gaming segments, inclusive of mobile gaming platforms and online, surpassed $63.3 billion in calendar 2012 and forecasts that their annual sales will increase to an estimated $89.2 billion in calendar 2017.

The demographics of the interactive entertainment industry audience have broadened significantly in recent years, with video games becoming an increasingly popular form of mainstream entertainment. According to the “2012 Essential Facts About The Computer And Video Game Industry” published by Entertainment Software Association (“ESA”), the average U.S. household owns at least one dedicated game console or personal computer. The average game player is 30 years old and has been actively playing for 12 years.

Our core strategy is to capitalize on the popularity of video games by developing and publishing high-quality interactive entertainment experiences across a range of genres. We focus on building compelling franchises by publishing a select number of titles for which we can create sequels and add-on content. We support the success of our products in the marketplace through innovative marketing programs and global distribution on all platforms and through all channels that are relevant to our target audience.

We were incorporated under the laws of the State of Delaware in 1993 and are headquartered at 622 Broadway, New York, New York 10012 with 2,440 employees globally. Our telephone number is (646) 536-2842 and our website address is www.take2games.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus.

In this prospectus, unless otherwise specified, “Take-Two,” “we,” “us” and “our” refer to Take-Two Interactive Software, Inc. and its subsidiaries.

RISK FACTORS

You should carefully consider the risks described below, the risks described in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, together with the other information set forth in this prospectus and in the other documents that we include or incorporate by reference into this prospectus and any prospectus supplement we will provide in connection with our offering of securities described in this prospectus, which could materially affect our business, financial condition and future results. The risks described below and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 are not the only risks facing our company. Risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and operating results. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the value of our securities could decline, and you may lose part or all of any investment in our securities.

Risks related to our business

We are dependent on the future success of our Grand Theft Auto products and we must continue to publish “hit” titles or sequels to such “hit” titles in order to compete successfully in our industry.

Grand Theft Auto and certain of our other titles are “hit” products and have historically accounted for a substantial portion of our revenue. Sales of Grand Theft Auto products generated approximately 11.3% of the Company’s net revenue for the fiscal year ended March 31, 2013 and the ten best-selling titles (including Grand Theft Auto) that significantly contributed to the Company’s net revenue for the fiscal year ended March 31, 2013 in the aggregate accounted for approximately 91.1% of the Company’s net revenue. If we fail to continue to develop and sell new commercially successful “hit” titles or sequels to such “hit” titles or experience any delays in product releases or disruptions following the commercial release of our “hit” titles or their sequels, our revenue and profits may decrease substantially and we may incur losses. In addition, competition in our industry is intense and a relatively small number of hit titles account for a large portion of total revenue in our industry. Hit products offered by our competitors may take a larger share of consumer spending than we anticipate, which could cause revenue generated from our products to fall below our expectations. If our competitors develop more successful products or services at lower price points or based on payment models perceived as offering better value, or if we do not continue to develop consistently high quality and well-received products and services, our revenue and profitability may decline. In addition, both the online and mobile games marketplaces are characterized by frequent product introductions, relatively low barriers to entry, and new and evolving business methods, technologies and platforms for development. Widespread consumer adoption of these new platforms for games and other technological advances in online or mobile game offerings could negatively affect our sales of console and traditional PC products before we have an opportunity to develop profitable businesses in such markets.

We are subject to product development risks which could result in delays and additional costs, and we must adapt to changes in software technologies.

We depend on our internal development studios and third-party software developers to develop new interactive entertainment software within anticipated release schedules and cost projections. The development cycle for new titles generally ranges from 12 to more than 24 months, and our top-selling titles could take up to 3 years or longer to develop. Development times and costs of current generation software have increased substantially as a result of the additional and enhanced features available in the newest games. Further, after development of a product it may take between 9 and 12 additional months to develop the product for other hardware platforms. If our third-party software developers experience unanticipated development delays, financial difficulties or additional costs we will not be able to release titles according to our schedule and at budgeted costs. Certain of our licensing and marketing agreements also contain provisions that would impose penalties if we fail to meet agreed upon game release dates. There can be no assurance that our products will be sufficiently successful so that we can recoup these costs or make a profit on these products.

Additionally, in order to stay competitive, our internal development studios must anticipate and adapt to rapid technological changes affecting software development. Any inability to respond to technological advances and implement new technologies could render our products obsolete or less marketable.

The inability of our products to achieve significant market acceptance, delays in product releases or disruptions following the commercial release of our products may have a material adverse effect on our operating results.

New products may not achieve significant market acceptance, generate sufficient sales or be introduced in a timely manner to permit us to recover development, manufacturing and marketing costs associated with these products. The life cycle of a title generally involves a relatively high level of sales during the first few months after introduction followed by a rapid decline in sales. Because revenue associated with an initial product launch generally constitutes a high percentage of the total revenue associated with the life of a product, delays in product releases or disruptions following the commercial release of one or more new products could have a material adverse effect on our operating results and cause our operating results to be materially different from our expectations.

Our business is subject to our ability to develop commercially successful products for the current generation video game platforms and our ability to transition our business model and strategy to the next generation platforms.

We derive most of our revenue from the sale of products made for video game platforms manufactured by third-parties, such as Sony’s PS3, Microsoft’s Xbox 360 and Nintendo’s Wii, which comprised approximately 79.5% of the Company’s net revenue by product platform for the fiscal year ended March 31, 2013. The success of our business is subject to the continued popularity of these platforms and our ability to develop commercially successful products for these platforms.

Video game hardware platforms have historically had a life cycle of four to six years and we anticipate a transition to new console platforms in the near future. During any such transitional period, our success will depend on our ability to develop our products and services for these next-generation consoles. This transition may require significant costs and management resources. There can be no assurance that we will be able to successfully transition our business model and strategy to these new platforms. Further, the hardware manufacturers are not required to enter into agreements with us with respect to new consoles and these manufacturers may choose to impose more restrictive terms or adopt very different business models and fee structures. As a result, the transition to new platforms could have a material adverse effect on our business and financial statements.

Connectivity issues related to digital delivery platforms could affect our ability to sell and provide online services for our products and could affect our profitability.

We rely upon third-party digital delivery platforms, such as Steam, Microsoft’s Xbox Live and Sony Entertainment Network, to provide connectivity from the consumer to our digital products and our online services. Connectivity issues could prevent customers from accessing this content and our ability to successfully market and sell our products could be adversely affected. In addition, we could experience similar issues related to services we host on our internal servers. Such issues also could affect our ability to provide online services and could affect our business.

Our business could be adversely affected if our consumer data protection measures are not seen as adequate or there are breaches of our security measures or unintended disclosures of our consumer data.

We are collecting and storing consumer information, including personal information and credit card information. We take measures to protect our consumer data from unauthorized access or disclosure. It is possible that our security controls over consumer data may not prevent the improper access or disclosure of personally identifiable information. In addition, due to the high profile nature of our products, we may draw a disproportionately higher amount of attention and attempts to breach our security controls than companies with lower profile products. A security breach that leads to disclosure of consumer account information (including personally identifiable information) could harm our reputation, compel us to comply with disparate breach notification laws in various jurisdictions and otherwise subject us to liability under laws that protect personal data, resulting in increased costs or loss of revenue. A resulting perception that our products or services do not adequately protect the privacy of personal information could result in a loss of current or potential consumers and business partners. In addition, if any of our business partners experience a security breach that leads to disclosure of consumer account information, our reputation could be harmed, resulting in loss of revenue.

The interpretation and application of consumer and data protection laws in the U.S., Europe and elsewhere are often uncertain, contradictory and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, this could result in government imposed fines or orders requiring that we change our data practices, which could have an adverse effect on our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

In addition, certain of our products are online-enabled. The ability of our products to offer online functionality, and our ability to offer content through a video game platform’s digital distribution channel, is dependent upon the continued operation and security of such platform’s online network. These third-party networks, as well as our own internal systems and websites, and the security measures related thereto may be breached as a result of third-party action, including intentional misconduct by computer hackers, employee error, malfeasance or otherwise, and result in someone obtaining unauthorized access to our customers’ data or our data, including our intellectual property and other confidential business information, or our information technology systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, we may lose business, suffer irreparable damage to our reputation, and/or incur significant costs and expenses relating to the investigation and possible litigation of claims relating to such event.

Security breaches involving the source code for our products could adversely affect our revenues.

We securely store the source code for our interactive entertainment software products as it is created. A breach, whether physical, electronic or otherwise, of the systems on which such source code and other sensitive data are stored could lead to damage or piracy of our software. If we are subject to data security breaches, we may have a loss in sales or increased costs arising from the restoration or implementation of additional security measures which could materially and adversely affect our profitability. Any theft and/or unauthorized use or publication of our trade secrets and other confidential business information as a result of such an event could adversely affect our competitive position, reputation, brand and future sales of our products. Our business could be subject to significant disruption, and we could suffer monetary and other losses and reputational harm, in the event of such incidents and claims.

If we are unable to sustain launch pricing on current generation titles, our operating results may suffer.

The interactive entertainment software and hardware industry is characterized by the introduction of new and enhanced generations of products and evolving industry standards. Current generation titles for the PS3, Xbox 360 and Wii have been offered at premium retail prices since the launch of such consoles. We expect to continue to price current generation titles at a premium level. However, circumstances may arise in which we may need to reduce prices for such titles. If we are unable to sustain launch pricing on these current generation titles, it will have a material adverse effect on our margins, profitability and operating results.

Our efforts to expand into new products and services may subject us to additional risks.

In recent years, we have invested in emerging opportunities in interactive entertainment played on mobile platforms, including tablets and smartphones, and online platforms, including social networks. We have also grown our product offerings that are available through digital download. We are actively investing to capitalize on these trends in order to diversify our product mix, reduce our operating risks, and increase our revenue. There are risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. There is no assurance that we will be able to attract a sufficiently large number of customers or recover costs incurred for developing and marketing these new products or services. External factors, such as competitive alternatives and shifting market preferences, may also impact the successful implementation of any new products or services. Failure to successfully manage these risks in the development and implementation of new products or services could have a material adverse effect on our business and financial statements.

We depend on our key management and product development personnel.

Our continued success will depend to a significant extent on our senior management team and our relationship with ZelnickMedia Corporation (“ZelnickMedia”). Our Executive Chairman and Chief Executive Officer and President are partners of ZelnickMedia. We are also highly dependent on the expertise, skills and knowledge of certain of our Rockstar employees and other key creative personnel responsible for content creation and development of our Grand Theft Auto titles and titles based on other brands. We may not be able to continue to retain these personnel at current compensation levels, or at all.

The loss of the services of our executive officers, ZelnickMedia, our key Rockstar employees or other key creative personnel could significantly harm our business. In addition, if one or more key employees were to join a competitor or form a competing company, we may lose additional personnel, experience material interruptions in product development, delays in bringing products to market and difficulties in our relationships with licensors, suppliers and customers, which would significantly harm our business. Failure to continue to attract and retain other qualified management and creative personnel could adversely affect our business and prospects.

Declines in consumer spending and other adverse changes in the economy could have a material adverse effect on our business and operating results.

Most of our products involve discretionary spending on the part of consumers. We believe that consumer spending is influenced by general economic conditions and the availability of discretionary income. This makes our products particularly sensitive to general economic conditions and economic cycles as consumers are generally more willing to make discretionary purchases, including purchases of products like ours, during periods in which favorable economic conditions prevail. Adverse economic conditions such as a prolonged U.S. or international general economic downturn, including periods of increased inflation, unemployment levels, tax rates, interest rates, energy prices or declining consumer confidence could also reduce consumer spending. Reduced consumer spending has and may continue to result in reduced demand for our products and may also require increased selling and promotional expenses, which has had and may continue to have an adverse effect on our business, financial condition and operating results. In addition, during periods of relative economic weakness, our consolidated credit risk, reflecting our counterparty dealings with distributors, customers, capital providers and others may increase, perhaps materially so. Furthermore, uncertainty and adverse changes in the economy could also increase the risk of material losses on our investments, increase costs associated with developing and publishing our products, increase the cost and availability of sources of financing, and increase our exposure to material losses from bad debts, any of which could have a material adverse effect on our financial condition and operating results. If economic conditions worsen, our business, financial condition and operating results could be adversely affected.

Changes in our tax rates or exposure to additional tax liabilities could adversely affect our earnings and financial condition.

We are subject to income taxes in the U.S. and in various other jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes, and in the ordinary course of business there are many transactions and calculations where the ultimate tax determination is uncertain. We are required to estimate future taxes. Although we currently believe our tax estimates are reasonable, the estimate process is inherently uncertain, and such estimates are not binding on tax authorities. Further, our effective tax rate could be adversely affected by a variety of factors, including changes in the business, including the mix of earnings in countries with differing statutory tax rates, changes in tax elections, and changes in applicable tax laws. Additionally, tax determinations are regularly subject to audit by tax authorities and developments in those audits could adversely affect our income tax provision. Should the ultimate tax liability exceed estimates, our income tax provision and net income or loss could be adversely affected.

Beginning in fiscal year 2006, we recorded a valuation allowance against most of our U.S. deferred tax assets. We expect to provide a valuation allowance on future U.S. tax benefits until we can sustain a level of profitability or until other significant positive evidence arises that suggest that these benefits are more likely than not to be realized. Further, our tax determinations are regularly subject to audit by tax authorities and developments in those audits could adversely affect our income tax provision. Should our ultimate tax liability exceed our estimates, our income tax provision and net income or loss could be materially affected.

We earn a significant amount of our operating income, and hold a significant portion of our cash, outside the U.S. Any repatriation of funds currently held in foreign jurisdictions may result in higher effective tax rates for the Company. In addition, there have been proposals to change U.S. tax laws that would significantly impact how U.S. multinational corporations are taxed on foreign earnings. Although we cannot predict whether or in what form this proposed legislation will pass, if enacted it could have a material adverse impact on our income tax provision and financial condition.

We are also required to pay taxes other than income taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in both the U.S. and foreign jurisdictions. We are regularly under examination by tax authorities with respect to these non-income taxes. There can be no assurance that the outcomes from these examinations, changes in our business or changes in applicable tax rules will not have an adverse effect on our net income or loss and financial condition.

Our quarterly operating results are dependent on the release of “hit” titles and are highly seasonal which may cause our quarterly operating results to fluctuate significantly.

We have experienced and may continue to experience wide fluctuations in quarterly operating results. The release of a “hit” title typically leads to a high level of sales during the first few months after introduction followed by a rapid decline in sales. In addition, the interactive entertainment industry is highly seasonal, with sales typically higher during the fourth calendar quarter, due primarily to increased demand for games during the holiday season. Demand for and sales of our sports titles are also seasonal in that they are typically released just prior to the start of the sport season which they depict. If a key event or sports season to which our product release schedule is tied were to be delayed or cancelled, our sales would also suffer disproportionately. Our failure or inability to produce “hit” titles or introduce products on a timely basis to meet seasonal fluctuations in demand could adversely affect our business and operating results. The uncertainties associated with software development, manufacturing lead times, production delays and the approval process for products by hardware manufacturers and other licensors make it difficult to predict the quarter in which our products will ship and therefore may cause us to fail to meet financial expectations.

Returns of our published titles by our customers and price concessions granted to our customers may adversely affect our operating results.

We are exposed to the risk of product returns and price concessions with respect to our customers. Our distribution arrangements with customers generally do not give them the right to return titles to us or to cancel firm orders. However, we sometimes accept product returns from our distribution customers for stock balancing and negotiate accommodations for customers, which include credits and returns, when demand for specific products falls below expectations. We accept returns and grant price concessions in connection with our publishing arrangements and revenue is recognized after deducting estimated reserves for returns and price concessions. While we believe that we can reliably estimate future returns and price concessions, if return rates and price concessions for our products exceed our reserves, our revenue could decline.

Increased sales of used video game products could lower our sales.

Certain of our larger customers sell used video games, which are generally priced lower than new video games. If our customers continue to increase their sales of used video games, it could negatively affect our sales of new video games and have an adverse influence on our operating results.

A limited number of customers account for a significant portion of our sales. The loss of a principal customer could seriously hurt our business.

A substantial portion of our product sales are made to a limited number of customers. Sales to our five largest customers during the fiscal year ended March 31, 2013 accounted for approximately 52.5% of our net revenue, with GameStop accounting for 23.8%. Our sales are made primarily pursuant to purchase orders without long-term agreements or other commitments, and our customers may terminate their relationship with us at any time. Certain of our customers may decline to carry products containing mature content. The loss of our relationships with principal customers or a decline in sales to principal customers, including as a result of a product being rated “AO” (age 18 and over), could materially adversely affect our business and operating results. Furthermore, our customers may also be placed into bankruptcy, become insolvent or be liquidated due to economic downturns, global contractions of credit or for other factors. Bankruptcies or consolidations of certain large retail customers could seriously hurt our business, including as a result of uncollectible accounts receivable from such customers and the concentration of purchasing power among remaining large retailers. In addition, our results of operations may be adversely affected if certain of our customers who purchase on credit terms are no longer eligible to purchase on such terms due to their financial distress, which may reduce the quantity of products they demand from us.

If our marketing and advertising efforts fail to resonate with our customers, our business and operating results could be adversely affected.

Our products are marketed worldwide through a diverse spectrum of advertising and promotional programs such as television and online advertising, print advertising, retail merchandising, website development and event sponsorship. Our ability to sell our products and services is dependent in part on the success of these programs. If the marketing for our products and services fails to resonate with our customers, particularly during the holiday season or other key selling periods, or if advertising rates or other media placement costs increase, these factors could have a material adverse influence on our business and operating results.

The interactive entertainment software industry is highly competitive.

We compete for both licenses to properties and the sale of interactive entertainment software with Sony, Microsoft and Nintendo, each of which is a large developer and marketer of software for its own platforms. We also compete with domestic game publishers, such as Activision Blizzard and Electronic Arts and international publishers, such as Capcom, Konami, Namco-Bandai, SEGA, Square Enix and Ubisoft. As our business is dependent upon our ability to develop hit titles, which require increasing budgets for development and marketing, the availability of significant financial resources has become a major competitive factor in developing and marketing software games. Some of our competitors have greater financial, technical, personnel and other resources than we do and are able to finance larger budgets for development and marketing and make higher offers to licensors and developers for commercially desirable properties. Our titles also compete with other forms of entertainment, such as social media and casual games, in addition to motion pictures, television and audio and video products featuring similar themes, online computer programs and other entertainment, which may be less expensive or provide other advantages to consumers.

A number of software publishers who compete with us have developed and commercialized or are currently developing online games for use by consumers over the Internet. If technological advances significantly increase the availability of online games and if consumer acceptance of online gaming grows substantially, it could result in a decline in our platform-based software sales and negatively affect sales of such products.

Increased competition for limited shelf space and promotional support from retailers could affect the success of our business and require us to incur greater expenses to market our titles.

Retailers have limited shelf space and promotional resources and competition is intense among newly introduced interactive entertainment software titles for adequate levels of shelf space and promotional support. Competition for retail shelf space is expected to continue to increase, which may require us to increase our marketing expenditures to maintain desirable sales levels of our titles. Competitors with more extensive lines and more popular titles may have greater bargaining power with retailers. Accordingly, we may not be able, or we may have to pay more than our competitors, to achieve similar levels of promotional support and shelf space.

Our business is dependent on our ability to enter into successful software development arrangements with third-parties.

Our success depends on our ability to continually identify and develop new titles on a timely basis. We rely on third-party software developers for the development of some of our titles. Quality third-party developers are continually in high demand. Software developers who have developed titles for us in the past may not be available to develop software for us in the future. Due to the limited number of third-party software developers and the limited control that we exercise over them, these developers may not be able to complete titles for us on a timely basis or within acceptable quality standards, if at all. We have entered into agreements with third-parties to acquire the rights to publish and distribute interactive entertainment software as well as to use licensed intellectual properties in our titles. These agreements typically require us to make development payments, pay royalties and satisfy other conditions. Our development payments may not be sufficient to permit developers to develop new software successfully, which could result in material delays and significantly increase our costs to bring particular products to market. Software development costs, promotion and marketing expenses and royalties payable to software developers and third-party licensors have increased significantly in recent years and reduce potential profits derived from sales of our software. Future sales of our titles may not be sufficient to recover development payments and advances to software developers and licensors, and we may not have adequate financial and other resources to satisfy our contractual commitments to such developers. If we fail to satisfy our obligations under agreements with third-party developers and licensors, the agreements may be terminated or modified in ways that are burdensome to us, and have a material adverse effect on our financial condition and operating results.

We cannot publish our titles without the approval of hardware licensors that are also our competitors.

We are required to obtain licenses from Sony, Microsoft and Nintendo, which are also our competitors, to develop and publish titles for their respective hardware platforms. Our existing platform licenses require that we obtain approval for the publication of new titles on a title-by-title basis. As a result, the number of titles we are able to publish for these hardware platforms, our ability to manage the timing of the release of these titles and, accordingly, our net revenue from titles for these hardware platforms, may be limited. If a licensor chooses not to renew or extend our license agreement at the end of its current term, or if a licensor were to terminate our license for any reason or does not approve one or more of our titles, we may be unable to publish that title as well as additional titles for that licensor’s platform. Termination of any such agreements or disapproval of titles could seriously hurt our business and prospects. We may be unable to continue to enter into license agreements for certain current generation platforms on satisfactory terms or at all. Failure to enter into any such agreement could also seriously hurt our business.

Our platform licensors control the fee structures for online distribution of our games on their platforms.

Certain platform licensors have retained the right to change the fee structures for online distribution of both paid content and free content (including patches and corrections) on their platforms. Each licensor’s ability to set royalty rates may increase costs, which could negatively affect our operating margins. We may be unable to distribute our content in a cost-effective or profitable manner through this distribution channel, which could adversely affect our business and results of operations.

We may not be able to adequately adjust our cost structure in a timely fashion in response to a sudden decrease in demand.

In the event of a significant decline in revenue, we may not be able to dispose of facilities, reduce personnel or make other changes to our cost structure without disruption to our operations or without significant termination and exit costs. Management may not be able to implement such actions in a timely manner, if at all, to offset an immediate shortfall in revenue and profit. Moreover, reducing costs may impair our ability to produce and develop software titles at sufficient levels in the future.

We submit our products for rating by the Entertainment Software Rating Board (“ESRB”) in the United States and other voluntary or government ratings organizations in foreign countries. Failure to obtain a target rating for certain of our products could negatively affect our ability to distribute and sell those games, as could the re-rating of a game for any reason.

We voluntarily submit our game products to the ESRB, a U.S.-based non-profit and independent ratings organization. The ESRB system provides consumers with information about game content using a rating symbol that generally suggests the appropriate player age group and specific content descriptors, such as graphic violence, profanity or sexually explicit material. The ESRB may impose significant penalties on game publishers for violations of its rules related to rating or marketing games, including revocation of a rating or monetary fines up to $1 million. Other countries require voluntary or government backed ratings as prerequisites for product sales. In some instances, we may have to modify our products in order to market them under the target rating, which could delay or disrupt the release of our products. In addition, some of our titles may not be sold at all or without extensive edits in certain countries, such as Germany.

In the United States, if the ESRB rates a game as “AO” (age 18 and older), platform licensors may not certify the game and retailers may refuse to sell it. In addition, some consumers have reacted to re-ratings or controversial game content by refusing to purchase such games, demanding refunds for games that they had already purchased, and refraining from buying other games published by us. Many of our Rockstar titles and certain of our 2K titles have been rated “M” (age 17 and older) by the ESRB. If we are unable to obtain “M” ratings and instead receive “AO” ratings on future versions of those or similar titles as a result of changes in the ESRB’s ratings standards or for other reasons, including the adoption of legislation in this area, our business and prospects could be negatively affected. If any of our games are re-rated by the ESRB or other foreign based ratings organizations, we could be exposed to litigation, administrative fines and penalties and other potential liabilities, and our operating results and financial condition could be significantly affected.

We have implemented processes to comply with the requirements of the ESRB and other ratings organizations and properly display the designated rating symbols and content descriptions. Nonetheless, these processes are subject to human error, circumvention, overriding and reasonable resource constraints. If a video game we published were found to contain undisclosed pertinent content, the ESRB could re-rate a game, retailers could refuse to sell it and demand that we accept the return of any unsold copies or returns from customers, and consumers could refuse to buy it or demand that we refund their money. This could have a material negative effect on our operating results and financial condition. In addition, we may be exposed to litigation, administrative fines and penalties and our reputation could be harmed, which could affect sales of other video games we sell. If any of these consequences were to occur, our business and financial performance could be significantly harmed.

Content policies adopted by retailers, consumer opposition and litigation could negatively affect sales of our products.

Retailers may decline to sell interactive entertainment software containing what they judge to be graphic violence or sexually explicit material or other content that they deem inappropriate for their businesses. If retailers decline to sell our products based upon their opinion that they contain objectionable themes, graphic violence or sexually explicit material or other generally objectionable content, or if any of our previously “M” rated series products are rated “AO,” we might be required to significantly change or discontinue particular titles or series, which in the case of our best-selling Grand Theft Auto titles could seriously affect our business. Consumer advocacy groups have opposed sales of interactive entertainment software containing objectionable themes, violence or sexual material or other objectionable content by pressing for legislation in these areas and by engaging in public demonstrations and media campaigns. Additionally, although lawsuits seeking damages for injuries allegedly suffered by third-parties as a result of video games have generally been unsuccessful in the courts, claims of this kind have been asserted against us from time to time and may be asserted and be successful in the future.

We are subject to risks and uncertainties of international trade, including fluctuations in the values of local foreign currencies against the dollar.

Sales in international markets, primarily in Europe, have accounted for a significant portion of our net revenue. Note 15 to our Consolidated Financial Statements, “Segment and Geographic Information,” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 discloses that sales in Europe comprised approximately 27.0% of the Company’s net revenue for the fiscal year ended March 31, 2013. We have also expanded our Asian operations in an effort to increase our geographical scope and diversify our revenue base. We are subject to risks inherent in foreign trade, including increased credit risks, tariffs and duties, fluctuations in foreign currency exchange rates, shipping delays, and international political, regulatory and economic developments, all of which can have a significant influence on our operating results. Many of our international sales are made in local currencies, which could fluctuate against the dollar. While we may use forward exchange contracts to a limited extent to seek to mitigate foreign currency risk, our operating results could be adversely affected by unfavorable foreign currency fluctuations.

We face risks from our international operations.

We are subject to certain risks because of our international operations, particularly as we continue to grow our business and presence in Asia, Latin America and other parts of the world. Changes to and compliance with a variety of foreign laws and regulations may increase our cost of doing business and our inability or failure to obtain required approvals could harm our international and domestic sales. Trade legislation in either the United States or other countries, such as a change in the current tariff structures, import/export compliance laws or other trade laws or policies, could adversely affect our ability to sell or to distribute in international markets. We incur additional legal compliance costs associated with our international operations and could become subject to legal penalties in foreign countries if we do not comply with local laws and regulations which may be substantially different from those in the United States. In many foreign countries, particularly in those with developing economies, it may be common to engage in business practices that are prohibited by United States laws and regulations, such as the Foreign Corrupt Practices Act, and by local laws, such as laws prohibiting corrupt payments to government officials. Although we implement policies and procedures designed to ensure compliance with these laws, there can be no assurance that all of our employees, contractors and agents, as well as those companies to which we outsource certain of our business operations, including those based in or from countries where practices which violate such laws may be customary, will not take actions in violation of our policies. Any such violation, even if prohibited by our policies, could have a material adverse effect on our business.

If we are unable to protect the intellectual property relating to our software, the commercial value of our products will be adversely affected and our competitive position could be harmed.

We develop proprietary software and have obtained the rights to publish and distribute software developed by third-parties. We attempt to protect our software and production techniques under copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution. Our software is susceptible to piracy and unauthorized copying. Unauthorized third-parties may be able to copy or to reverse engineer our software to obtain and use programming or production techniques that we regard as proprietary. Well organized piracy operations have also proliferated in recent years, resulting in the ability to download pirated copies of our software over the Internet. Although we attempt to incorporate protective measures into our software, piracy of our products could negatively affect our future profitability.

If we infringe on or are alleged to infringe on the intellectual property rights of third-parties, our business could be adversely affected.

As our industry grows, we may be subject to an increasing amount of litigation that is common in the software industry based on allegations of infringement or other alleged violations of patent, copyright and/or trademarks. In addition, we believe that interactive entertainment software will increasingly become the subject of claims that such software infringes on the intellectual property rights of others with both the growth of online functionality and advances in technology, game content and software graphics as games become more realistic. From time to time, we receive notices from third-parties or are named in lawsuits by third-parties alleging infringement of their proprietary rights. Although we believe that our software and technologies and the software and technologies of third-party developers and publishers with whom we have contractual relations do not and will not infringe or violate proprietary rights of others, it is possible that infringement of proprietary rights of others may occur. Any claims of infringement, with or without merit, could be time consuming, costly and difficult to defend. Moreover, intellectual property litigation or claims could require us to discontinue the distribution of products, obtain a license or redesign our products, which could result in additional substantial costs and material delays.

Our software is susceptible to errors, which can harm our financial results and reputation.

The technological advancements of new hardware platforms result in the development of more complex software products. As software products become more complex, the risk of undetected errors in new products increases. We may need to produce and distribute patches in order to repair such errors, which could be costly and may distract our developers from working on new products. If, despite testing, errors are found in new products or releases after shipments have been made, we could experience a loss of or delay in timely market acceptance, product returns, loss of revenue, increases in costs relating to the repair of such errors and damage to our reputation.

If we acquire or invest in other businesses, intellectual properties or other assets, we may be unable to integrate them with our business, our financial performance may be impaired and/or we may not realize the anticipated financial and strategic goals for such transactions.

If appropriate opportunities present themselves, we may acquire or make investments in businesses, intellectual properties and other assets that we believe are strategic. We may not be able to identify, negotiate or finance any future acquisition or investment successfully. Even if we do succeed in acquiring or investing in a business, intellectual property or other asset, such acquisitions and investments involve a number of risks, including:

•	retaining key employees and maintaining the key business and customer relationships of the businesses we acquire;

•	cultural challenges associated with integrating employees from an acquired company or business into our organization;

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the possibility that the combined company would not achieve the expected benefits, including any anticipated operating and product synergies, of the acquisition as quickly as anticipated or that the costs of, or operational difficulties arising from, an acquisition would be greater than anticipated;

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significant acquisition-related accounting adjustments, particularly relating to an acquired company’s deferred revenue, that may cause reported revenue and profits of the combined company to be lower than the sum of their stand-alone revenue and profits;

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significant accounting charges resulting from the completion and integration of a sizeable acquisition and increased capital expenditures, including potential impairment charges incurred to write down the carrying amount of intangible assets generated as a result of an acquisition;

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the possibility that we will not discover important facts during due diligence that could have a material adverse effect on the value of the businesses we acquire, including the possibility that a change of control of a company we acquire triggers a termination of contractual or intellectual property rights important to the operation of its business;

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the need to integrate an acquired company’s accounting, management information, human resource and other administrative systems to permit effective management and timely reporting, and the need to implement or remediate controls, procedures and policies appropriate for a public company in an acquired company that, prior to the acquisition, lacked these controls, procedures and policies;

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litigation or other claims in connection with, or inheritance of claims or litigation risks as a result of, an acquisition, including claims from terminated employees, customers or other third-parties; and

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to the extent that we engage in strategic transactions outside of the United States, we face additional risks, including risks related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

Future acquisitions and investments could also involve the issuance of our equity and equity-linked securities (potentially diluting our existing stockholders), the incurrence of debt, contingent liabilities or amortization expenses, write-offs of goodwill, intangibles, or acquired in-process technology, or other increased cash and non-cash expenses such as stock-based compensation. Any of the foregoing factors could harm our financial condition or prevent us from achieving improvements in our financial condition and operating performance that could have otherwise been achieved by us on a stand-alone basis. Our stockholders may not have the opportunity to review, vote on or evaluate future acquisitions or investments.

Our ability to acquire and maintain licenses to intellectual property, especially for sports titles, affects our revenue and profitability. Competition for these licenses may make them more expensive and increase our costs.

Certain of our products are based on or incorporate intellectual property owned by others. For example, certain of our 2K products include rights licensed from major sports leagues and players’ associations. Similarly, some of our other titles are based on licenses of popular entertainment products. Competition for these licenses is intense. If we are unable to maintain these licenses or obtain additional licenses on reasonable economic terms or with significant commercial value, our revenue and profitability could decline significantly. Competition for these licenses may also increase the advances, guarantees and royalties that we must pay to the licensor, which could significantly increase our costs and adversely affect our profitability. In addition, on certain intellectual property licenses, we are subject to guaranteed minimum payments, royalties or standards of performance and may not be able to terminate these agreements prior to their stated expiration. If such licensed products do not generate revenues in excess of such minimum guarantees, our profitability will be adversely affected.

We are subject to contractual covenants which place certain limitations on how we manage our business.

Our Credit Agreement (as defined herein) and the indentures governing our Convertible Notes (as defined herein) limit our ability to take various actions, including incurring additional debt, paying dividends, repurchasing shares and acquiring or disposing of assets or businesses. In addition, we have granted a security interest in connection with certain compensatory arrangements which limits our ability to incur senior debt in excess of certain amounts. Accordingly, we may be restricted from taking actions that management believes would be desirable and in the best interests of us and our stockholders. Our Credit Agreement and the indentures also require us to satisfy specified financial and non-financial covenants. A breach of any of the covenants contained in our Credit Agreement could result in an event of default under the agreement and under the indentures governing our Convertible Notes and would allow our lenders and noteholders to pursue various remedies, including accelerating the repayment of any outstanding indebtedness.

Our involvement, and the involvement of some of our former executive officers, in a wide variety of lawsuits, investigations and proceedings has had, and may in the future have, a material adverse effect on us.

We and some of our former officers, directors and employees have been the subject of three separate governmental investigations and a substantial amount of litigation and other proceedings relating to the subject matter of those investigations. While these matters have been resolved we may be subject to heightened scrutiny in the future as a result of our historical legal proceedings, including an increased likelihood of a government investigation occurring and an increased likelihood that any such investigation is more extensive than in the past. Furthermore, any future fines, restrictions or other penalties imposed as a result of any such investigation may be more severe than those which may be imposed on a company without our history.

Our business and products are subject to potential legislation. The adoption of such proposed legislation could limit the retail market for our products.

Several proposals have been made for federal legislation to regulate our industry. Such proposals seek to prohibit the sale of products containing content included in some of our games. If any such proposals are enacted into law, it may limit the potential market for some of our games in the United States, and adversely affect our operating results. Other countries, such as Germany, have adopted laws regulating content both in packaged games and those transmitted over the Internet that are stricter than current United States laws. In the United States, proposals have also been made by numerous state legislators to regulate and prohibit the sale of interactive entertainment software products containing certain types of violent or sexual content to under 17 or 18 audiences, such as the State of California’s “ultraviolent video games law” that sought to ban the sale or rental of violent video games to minors. While such legislation to date has been enjoined by industry and retail groups or been found unconstitutional, the adoption into law of such legislation in federal and/or in state jurisdictions in which we do significant business could severely limit the retail market for some of our games.

We may need additional capital if we incur losses.

If we incur losses in the future, we may be required to raise additional capital in order to fund our operations. We could seek to raise capital in a number of ways, including through the issuance of debt or equity, or through other financing arrangements. In October 2011, we entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) which amended and restated our July 2007 Credit Agreement (as defined herein), which requires us to make periodic interest or other debt service payments. In addition, we issued 4.375% Convertible Senior Notes due 2014 in June 2009 (the “4.375% Convertible Notes”) and 1.75% Convertible Senior Notes due 2016 in November 2011 (the “1.75% Convertible Notes” and together with the 4.375% Convertible Notes, the “Convertible Notes”), which require us to make periodic interest payments to the holders of the Convertible Notes. If we borrow additional funds, further debt service payments would probably be necessary. In addition, the terms of additional debt may impose significant restrictions on our ability to operate our business. If we seek financing through the sale of equity or equity-based securities (such as our Convertible Notes), our current stockholders will suffer dilution in their percentage ownership of common stock. We cannot be certain as to our ability to raise additional capital in the future or under what terms capital would be available. If we need to raise capital and are not successful in doing so, we will have to consider other options that may include, but are not limited to, a reduction in our expenditures for internal and external new product development, reductions in overhead expenses, and sales of intellectual property and other assets. These actions, should they become necessary, will likely result in a reduction in the size of our operations and could materially affect the prospects of our business.

We may be required to record a significant charge to earnings if our goodwill becomes impaired.

We are required under U.S. generally accepted accounting principles to review our goodwill for impairment at least annually or more frequently when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances, indicating a requirement to reevaluate whether our goodwill continues to be recoverable, include a significant decline in stock price and market capitalization, slower growth rates in our industry or other materially adverse events. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill is determined. This may adversely affect our operating results.

Our reported financial results could be adversely affected by the application of existing or future accounting standards to our business as it evolves.

Our reported financial results are affected by the accounting policies promulgated by the SEC and national accounting standards bodies and the methods, estimates, and judgments that we use in applying our accounting policies. For example, standards regarding software revenue recognition have and could further significantly affect the way we account for revenue related to our products and services. We expect that a significant portion of our games will be online-enabled in the future, and we could be required to recognize the related revenue over an extended period of time rather than at the time of sale. As we enhance, expand and diversify our business and product offerings, the application of existing or future financial accounting standards, particularly those relating to the way we account for revenue, could have a significant adverse effect on our reported results although not necessarily on our cash flows.

Our ability to use net operating loss carryforwards to reduce future years’ taxes could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code.

Section 382 of the Internal Revenue Code contains rules that limit the ability of a company to use its net operating loss carryforwards in years after an ownership change, which is generally defined as any change in ownership of more than 50% of its stock over a three-year testing period. These rules generally operate by focusing on ownership changes among stockholders owning directly or indirectly 5% or more of the stock of a company and/or any change in ownership arising from a new issuance of stock by the company. If, as a result of future transactions involving our common stock, including purchases or sales of stock by 5% stockholders, we undergo cumulative ownership changes which exceed 50% over the testing period, our ability to use our net operating loss carryforwards would be subject to additional limitations under Section 382.

Generally, if an ownership change occurs, the annual taxable income limitation on the use of net operating loss carryforwards is equal to the product of the applicable long-term tax exempt rate and the value of the company’s stock immediately before the ownership change. Depending on the resulting limitation, a portion of our net operating loss carryforwards could expire before we would be able to use them. Our inability to fully utilize our net operating losses to offset taxable income generated in the future could have a material and negative effect on our future financial position and results of operations.

We expect to implement a new enterprise resource planning (ERP) system later this year, and we may encounter technical or operational difficulties during the transition that could disrupt our operations.

We expect to implement a new enterprise resource planning (ERP) system later this year, and we may encounter technical and operating difficulties during the transition to that new system. We may experience problems in implementing the new system as our employees learn the new system, transfer data from our existing system to the new system and operate with the new system. The transition may not be completed promptly or at all, or could require us to revert to the currently existing system. Any difficulties that we encounter in implementing the new system may disrupt our ability to deal effectively with our employees, vendors, customers and other companies with which we have commercial relationships and also may prevent us from effectively closing a quarterly period and reporting our financial results in a timely manner. If we are unable to produce accurate and timely financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with the listing requirements of the Nasdaq Global Market.

RATIO OF EARNINGS TO FIXED CHARGES

On October 25, 2010, our Board of Directors approved a change to our fiscal year end from October 31 to March 31, which was deemed effective as of March 31, 2010. The following table sets forth our ratio of earnings to fixed charges for each year in the three-year period ended March 31, 2013, the five-month period ended March 31, 2010 and each year in the two-year period ended October 31, 2009.

Fiscal year ended March 31,			Five months ended March 31,	Fiscal year ended October 31,
2013	2012	2011	2010	2009	2008
0.3	—	4.4	—	—	13.6

For the fiscal year ended March 31, 2012, the five months ended March 31, 2010 and the fiscal year ended October 31, 2009, we had earnings-to-fixed charges deficiencies of $78.4 million, $30.0 million and $139.1 million, respectively.

For the purposes of computing this ratio, “earnings” consist of income before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness and the implied interest component of our rent obligations.

There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was identical to the ratio of earnings to fixed charges.

USE OF PROCEEDS

When we offer particular securities, we will describe in the prospectus supplement relating to the securities how we intend to use the proceeds of the sale of those securities.

DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	shares of common stock; and

•	debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible.

We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of the common stock and debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock as stated in our Restated Certificate of Incorporation consists of 200,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. The following summary of our common stock and preferred stock is not complete and may not contain all of the information you should consider. This description is subject to and qualified in its entirety by provisions of our Restated Certificate of Incorporation and Amended and Restated By-laws, which are incorporated by reference into this prospectus, and by applicable provisions of Delaware law.

Common stock

As of June 10, 2013 there were approximately 92,168,399 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held in the election of directors and on all matters submitted to a vote of stockholders and do not have cumulative voting rights. However, the voting standard for the election of directors is a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard is a plurality of the votes cast. Holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably the dividends, if any, as may be declared by our Board out of funds legally available therefor. If we are liquidated, dissolved or wound-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of, or adequate provision for, all of our debts and other liabilities, subject to prior and superior rights of the holders of preferred stock.

Preferred stock

Our Board, without further stockholder authorization, is authorized to issue, from time to time, up to 5,000,000 shares of preferred stock in one or more series, to establish the number of shares to be included in any of these series and to fix the designations, powers, preferences and rights of the shares of each of these series and any qualifications, limitations or restrictions thereof, including dividend rights and preferences over dividends on our common stock, conversion rights, voting rights, redemption rights, the terms of any sinking fund therefor and rights upon liquidation. The ability of the Board to issue preferred stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control or an unsolicited acquisition proposal, since the issuance of preferred stock could be used to dilute the share ownership of a person or entity seeking to obtain control of us. In addition, because the Board has the power to establish the preferences, powers and rights of the shares of any of these series of preferred stock, it may afford the holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock, which could adversely affect the rights of holders of common stock.

There are currently no shares of preferred stock outstanding.

The terms of Section 203 of the Delaware General Corporation Law (the “DGCL”) apply to us since we are a Delaware corporation. Pursuant to Section 203 of the DGCL, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an “interested stockholder,” as defined below, for a period of three years from the date that such person became an interested stockholder unless:

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the transaction that results in a person’s becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder;

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upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans; or

•

on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by holders of at least two-thirds of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders.

Under Section 203 of the DGCL, an “interested stockholder” is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation or

•

an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Section 203 of the DGCL does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding shares at any time. Such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. Our Restated Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203 of the DGCL.

Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The provisions of Section 203 of the DGCL may encourage companies interested in acquiring us to negotiate in advance with the Board, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is further possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under an indenture to be entered into between us and The Bank of New York Mellon, as trustee, or one or more other indentures with The Bank of New York Mellon or other trustees. We may supplement any of these indentures from time to time. The following paragraphs describe the provisions of the indenture to be entered into between us and The Bank of New York Mellon (the “Indenture”). For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Take-Two Interactive Software, Inc. and not to its subsidiaries.

General

The debt securities will be direct obligations of the Company and will be senior debt securities. The Indenture will not limit the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular series of debt securities. Each prospectus supplement will describe:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of a series of debt securities which we may issue;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•

the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or contingent interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be paid;

•

the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

•	any provisions regarding our right to prepay, repurchase or redeem debt securities or of holders to require us to prepay, repurchase or redeem debt securities;

•

the right, if any, of holders of the debt securities to convert them into common stock or other securities, including any contingent conversion provisions and any provisions intended to prevent dilution of those conversion rights;

•	any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

•	any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;

•	the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	any special or modified events of default or covenants with respect to the debt securities; and

•	any other material terms of the debt securities.

The Indenture will not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities, or other indentures, may contain provisions of that type.

We may issue debt securities at a discount from, or at a premium to, their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount or a premium.

If the principal of, premium, if any, or interest, if any, with regard to any series of debt securities is payable in a foreign currency, then in the prospectus supplement relating to those debt securities, we will describe any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the global certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

An event of default with respect to each series of debt securities will include:

•	our default in payment of the principal of or premium, if any, on any debt securities of any series beyond any applicable grace period;

•	our default for 30 days or a different period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of any series;

•	our default for 90 days after notice or a different period specified in a supplemental indenture, which may be no period, in the observance or performance of any other covenants in the indenture; and

•	certain events involving our bankruptcy, insolvency or reorganization.

Supplemental indentures relating to particular series of debt securities may include other events of default.

Each current indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders of the series to do so.

The Indenture will provide that, if any event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the series of debt securities then outstanding may declare the principal of and accrued interest, if any, on all the debt securities of that series to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be rescinded and past defaults may be waived by the holders of a majority in aggregate principal amount of the series of debt securities then outstanding.

The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations to be specified in the Indenture.

A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

Modification of the Indenture or Other Indentures

We and the trustee under the Indenture or other indentures may:

•

without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities or amend, modify or supplement the indenture, or any supplemental indenture, to make any change that does not materially adversely affect the rights of any holder of debt securities, provided that any amendment, modification or supplement that conforms the Indenture or any supplemental indenture, as applied to any series of debt securities, to the terms described in the prospectus (including any prospectus supplement) pursuant to which such debt securities were initially sold shall be deemed not to adversely affect the rights of Holders;

•

with the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under such indenture, modify the indenture or the rights of the holders of the debt securities generally; and

•

with the consent of the holders of not less than a majority in outstanding principal amount of any series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that series of debt securities.

However, we may not:

•

extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any other of our securities, without the consent of each holder of debt securities who will be affected; or

•

reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of the series which will be affected.

Mergers and Other Transactions

The Indenture will provide that we may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the Indenture, and (2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

Concerning the Trustee

The Bank of New York Mellon, the trustee under the Indenture, or its affiliates, may provide loans and banking services to us in the ordinary course of its business.

Governing Law

Each of the indentures, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) directly by us to purchasers, including through a specific bidding, auction or other process; or (5) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering materials will contain the terms of the transaction, the name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement and/or other offering material, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material.

We may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on The NASDAQ Global Select Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

WHERE YOU CAN FIND MORE INFORMATION AND INFORMATION INCORPORATED BY REFERENCE

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You can call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s website at www.sec.gov. Our common stock is listed on The NASDAQ Global Select Market under the symbol “TTWO,” and our SEC filings can also be read at the following address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished or may from time to time furnish with the SEC is or will be incorporated by reference in, or otherwise included in, this prospectus. The documents we incorporate by reference herein are:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2013;

•	our Definitive Proxy Statement for the 2012 annual meeting of stockholders, filed on July 27, 2012 and additional definitive proxy soliciting materials filed on August 7, 2012;

•	our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed May 7, 2013, May 13, 2013 and June 12, 2013; and

•	the description of our Common Stock which is contained in our Registration Statement on Form 8-A, together with any amendment or report filed with the SEC for the purpose of updating this description.

We also incorporate by reference herein any further filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the registration statement to which this prospectus relates and until we terminate the offering of securities pursuant to this prospectus. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

The documents listed above (excluding the exhibits attached thereto unless those exhibits are specifically incorporated by reference into those documents) may be obtained free of charge by each person to whom a copy of this prospectus is delivered, upon written or oral request, by contacting us at Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attention: General Counsel, telephone number (646) 536-2842.

LEGAL MATTERS

Willkie Farr & Gallagher LLP, New York, New York will pass upon the validity of any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Take-Two Interactive Software, Inc (the “Company”) appearing in the Company’s Annual Report (Form 10-K) for the year ended March 31, 2013, and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of the Company’s internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission ) given on the authority of such firm as experts in accounting and auditing.

Take-Two Interactive Software, Inc.

Common Stock

Debt Securities

PROSPECTUS

June 12, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and aggregate estimated expenses payable by the registrant, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby. Except as to the amount set forth below, the registrant is deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933. All amounts set forth below are estimates. All expenses of the offering will be paid by the Company.

	Amount
SEC registration fee	$	(1)
Printing expenses		(2)
Legal fees and expenses (including Blue Sky fees)		(2)
Accounting fees and expenses		(2)
Miscellaneous (including any applicable listing fees, rating agency fees, trustee and transfer agent’s fees and expenses)		(2)
Nasdaq Global Select Market listing fees		(2)
Total	$	(2)

(1)	Omitted because the registration fee is being deferred in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.
(2)	The amount of securities and number of offerings are indeterminable, and the fees and expenses depend on the securities offered and the number of issuances, and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the corporation’s request as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify also applies to any threatened, pending or completed action or suit brought by or in the right of the corporation, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. To the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision will eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Company’s Restated Certificate of Incorporation provides that it shall indemnify and hold harmless its officers and directors to the fullest extent authorized by the DGCL, as the DGCL exists or is amended to permit the Company to provide broader indemnification rights than the DGCL provided prior to such amendment, against all expense, liability and loss (including attorneys fees), reasonably incurred or suffered by such person in connection therewith; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board.

In addition, the Company’s Amended and Restated By-laws require the Company to indemnify its officers and directors to the extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits.

Please see the Exhibit Index included herewith, which is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)	The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(j)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 12, 2013.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Strauss Zelnick
Name: Strauss Zelnick
Title: Chairman and Chief Executive Officer

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Strauss Zelnick Strauss Zelnick	Chairman and Chief Executive Officer (Principal Executive Officer)	June 12, 2013

/s/ Lainie Goldstein Lainie Goldstein	Chief Financial Officer (Principal Financial and Accounting Officer)	June 12, 2013

/s/ Michael Dornemann	Lead Independent Director	June 12, 2013
Michael Dornemann

/s/ Robert A. Bowman	Director	June 12, 2013
Robert A. Bowman

/s/ SungHwan Cho	Director	June 12, 2013
SungHwan Cho

/s/ Brett Icahn Brett Icahn	Director	June 12, 2013

/s/ J Moses	Director	June 12, 2013
J Moses

/s/ James L. Nelson	Director	June 12, 2013
James L. Nelson

/s/ Michael Sheresky	Director	June 12, 2013
Michael Sheresky

EXHIBIT INDEX

*1.1	Form of Underwriting Agreement.

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2003, filed with the SEC on February 2, 2004).

3.1.1	Certificate of Amendment of Restated Certificate of Incorporation, dated April 30, 1998 (incorporated by reference to Exhibit 3.1.2 to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2003, filed with the SEC on February 2, 2004).

3.1.2	Certificate of Amendment of Restated Certificate of Incorporation, dated November 17, 2003 (incorporated by reference to Exhibit 3.1.3 to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2003, filed with the SEC on February 2, 2004).

3.1.3	Certificate of Amendment of Restated Certificate of Incorporation, dated April 23, 2009 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 23, 2009).

3.1.4	Certificate of Amendment of Restated Certificate of Incorporation, dated September 21, 2012 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 24, 2012).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 24, 2010).

**4.1	Form of Indenture to be entered into between the Company and The Bank of New York Mellon.

*4.2	Form of Debt Securities.

**5.1	Opinion of Willkie Farr & Gallagher LLP (counsel).

**12.1	Statement of computation of ratios of earnings to fixed charges.

23.1	Consent of Willkie Farr & Gallagher LLP (counsel) (included in Exhibit 5.1).

**23.2	Consent of Ernst & Young LLP (independent registered public accounting firm).

**25.1	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York Mellon.

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
**	Filed herewith.